Exhibit 99.1

Sonim Technologies public entity rebrands as DNA X, Inc., a digital asset management company

San Diego, CA — January 27, 2025 — Sonim Technologies (NASDAQ: SONM) announced today that it is being renamed DNA X, Inc. concurrent with the previously announced asset sale to NEXA® (formerly Social Mobile).

The proceeds generated from this transaction are anticipated to fund debt retirement and provide working capital for the company’s digital asset management operations.

Going forward, DNA X, Inc. will operate DNA X, the digital asset trading platform that Sonim acquired in December 2025. In conjunction with the asset divestiture, the corporate name of Sonim Technologies has been officially changed to DNA X, Inc. While the company will temporarily retain the Nasdaq trading symbol, SONM, a transition to DNAX is slated to occur in the near future. Further information will be shared with shareholders in the coming weeks.

Media Contacts:

Clay Crolius

Clay@dnax.global

About DNA X, Inc.

DNA X, Inc. is a digital asset management platform, building on the digital asset trading platform acquired by the former Sonim Technologies. Following the successful asset sale of its rugged mobile phone business to NEXA, DNA X, Inc. is positioned to capitalize on the massive growth opportunity presented by the global expansion of digital assets. For more information, visit ir.dna-x.global.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, the Company’s expectations in connection with the change of its ticker and the operations of its digital asset trading platform.

Forward-looking statements generally can be identified by the use of forward-looking terminology such as “future,” “believe,” “expect,” “may,” “will,” “intend,” “estimate,” “continue,” or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include, but are not limited to, availability of cash on hand to execute the Company’s strategy, potential material delays in realizing projected timelines, potential trademark disputes and unavailability of the ticker symbol, and risks related to the Company’s ability to comply with the continued listing standards of the Nasdaq Stock Market and the potential delisting of the common stock.

It is very difficult to predict the effect of known factors, and the Company cannot anticipate all factors that could affect actual results that may be important to an investor. All forward-looking information should be evaluated in the context of these risks, uncertainties, and other factors, including those factors disclosed in this Current Report and those factors disclosed under “Risk Factors” in the Company’s most recent Annual Report on Form 10-K filed with the SEC and the Company’s subsequent Quarterly Reports on Form 10-Q filed with the SEC. The Company cautions you not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this report, except as required by law.